Exhibit 3.40

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

HIC SAN PABLO, L.P.

This Amended and Restated Limited Partnership Agreement (this “Agreement”) of HIC San Pablo, L.P. (formerly known as Ladbroke San Pablo, L.P.), a California limited partnership (the “Partnership”), is entered into as of October 25, 2013, by and between HIC Gaming California, Inc. (formerly known as Ladbroke Gaming California, Inc.), a California corporation, as general partner (the “General Partner”), and HIC San Pablo Limited, Inc. (formerly known as Ladbroke San Pablo Limited, Inc.), a California corporation, as limited partner (the “Limited Partner”).

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the California Uniform Limited Partnership Act of 2008 (California Corporations Code §15900, et seq.), as amended from time to time (the “Act”), and is currently governed by its existing limited partnership agreement (the “Existing Agreement”); and

WHEREAS, the General Partner and the Limited Partner desire to amend and restate the Existing Agreement in its entirety.

NOW, THEREFORE, the Existing Agreement is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the limited partnership is HIC San Pablo, L.P.

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The registered office of the Partnership in the State of California is c/o CSC-Lawyers Incorporating Service, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, California 95833.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of California is CSC-Lawyers Incorporating Service, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, California 95833.

5. Partners. The name, partnership interest and address of each partner are set forth on Schedule A attached hereto. Schedule A shall be revised by the General Partner from time to time to reflect the admission or withdrawal of a partner or the transfer or assignment of interests in the Partnership in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein.

6. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the Act and other applicable laws of the State of California. Subject to the foregoing, the General Partner is authorized to execute and deliver any document and take any action on behalf of the Partnership without any vote or consent of any other partner.

7. Officers.

(a) Designation and Appointment. The Partnership may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the General Partner), including employees, agents and other persons (any of whom may be a Limited Partner) who may be designated as officers of the Partnership to the extent authorized by the General Partner (the “Officers”). Officers need not be residents of the State of California or partners. The Officers, to the extent of their powers set forth in this Agreement or the Act or otherwise vested in them by action of the General Partner not inconsistent with this Agreement, are agents of the Partnership for the purpose of the Partnership’s business and the actions of the Officers taken in accordance with such powers shall bind the Partnership. The day-to-day activities of the Partnership shall be conducted on the Partnership’s behalf by the Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Partnership shall be fixed from time to time by the General Partner. The Persons listed on Schedule B hereto are the Officers of the Partnership, holding the respective offices set forth opposite their names.

(b) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the General Partner. Designation of an Officer shall not of itself create any contractual or employment rights.

8. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, on October 25, 2063, or at such earlier time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, (c) at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under Section 15908.02 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 8(b) if (i) at the time of such event of withdrawal, there is at least one other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within 90 days after the occurrence of such event of withdrawal, the limited partners owning at least a majority of the rights to receive distributions agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one or more additional general partners of the Partnership.

9. Capital Contributions. Partners shall make capital contributions to the Partnership in such amounts and at such times as they shall mutually agree.

10. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

11. Distributions. Subject to the Act and other applicable law, distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership on the basis of the value of their respective capital contributions to the Partnership.

12. Assignments. Subject to compliance with the Act:

(a) A limited partner may assign all or any part of its partnership interest in the Partnership to any person or entity and may withdraw or be disassociated from the Partnership at any time without the consent of any other partner.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership to any person or entity and may withdraw or be disassociated from the Partnership at any time without the consent of any other partner.

13. Withdrawal. Except to the extent set forth in Section 12 or as otherwise provided by the Act, no right is given to any partner of the Partnership to withdraw or be disassociated from the Partnership.

14. Admission of Additional or Substitute Partners. Subject to compliance with the Act:

(a) One or more substitute limited partners of the Partnership shall be admitted to the Partnership without the consent of any partner upon such person or entity’s execution of an instrument agreeing to be bound by this Agreement.

(b) One or more substitute general partners of the Partnership shall be admitted to the Partnership without the consent of any partner upon such person or entity’s execution of an instrument agreeing to be bound by this Agreement.

15. Liability of Limited Partner. A limited partner of the Partnership shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of California, all rights and remedies being governed by said laws.

17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

18. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements between and among them with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

General Partner:
HIC GAMING CALIFORNIA, INC. a California corporation

By:	/s/ W. Steven Standefer

Name:	W. Steven Standefer
Title:	Senior Vice President

Limited Partner:
HIC SAN PABLO LIMITED, INC. a California corporation

By:	/s/ W. Steven Standefer

Name:	W. Steven Standefer
Title:	Senior Vice President

[Amended and Restated Limited Partnership Agreement – HIC San Pablo, L.P.]

Schedule A

Partners

Name	Partnership Interest	Address
General Partner
HIC Gaming California, Inc.	10%	7930 Jones Branch Drive McLean, Virginia 22102
Limited Partner
HIC San Pablo Limited, Inc.	90%	7930 Jones Branch Drive McLean, Virginia 22102

Schedule B

Officers

Officer	Title

Christopher Nassetta	Chief Executive Officer and President

Kevin J. Jacobs	Executive Vice President and Chief Financial Officer

Kristin Campbell	Executive Vice President, General Counsel and Secretary

Sean Dell’Orto	Senior Vice President and Treasurer

W. Steven Standefer	Senior Vice President

Keith Clampet	Senior Vice President

Joseph Berger	Senior Vice President

Owen Wilcox	Assistant Secretary

Deanne Brand	Assistant Treasurer

Fred Schacknies	Assistant Treasurer

Alexandra Neely	Assistant Treasurer

Justin Hensley	Assistant Treasurer